Exhibit 10.5
FIFTH AMENDMENT TO THE
INGRAM MICRO 401(k) INVESTMENT SAVINGS PLAN
     The Ingram Micro 401(k) Investment Savings Plan, which was restated as of April 1, 2005, is hereby amended in the following manner in accordance with the amendment procedures set forth in Section 12.1 of the Plan. This Amendment is effective as of the dates specified below.
     1. Effective January 1, 2008, Section 1.7 is amended to read as follows:
“1.7 ‘Annual Addition’ for purposes of the limitations of Section 415 of the Code has the meaning given to such phrase in Section 3.11(c) of this Plan.”
     2. Effective January 1, 2008, the first sentence of Section 1.18 is amended to read as follows:
“1.18 ‘Compensation’ means, with respect to each Participant for purposes of calculating and allocating contributions to the Plan, the total amount of Box 1 Form W-2 wages as base salary including commissions, shift differentials, over-time pay, annual bonuses, amounts paid under the Long-Term Executive Cash Incentive Award Program and special and incentive bonuses, but excluding benefits under the Plan, benefits under any other pension, profit sharing, stock bonus, phantom stock, nonstatutory stock option, any form of equity-based compensation, hospitalization, life insurance, long-term disability, or other employee benefit plan (including without limiting the foregoing, the Ingram Micro Inc. Supplemental Investment Savings Plan), travel, entertainment, and other business expense allowances from which an accounting is made to the Company, living allowances, imputed income attributable to employer-provided group term life insurance and such other imputed non-cash income recognized as such by the Code and the Company for purposes of the Plan, any home sale costs, reimbursed moving costs, employer-reimbursed or employer-subsidized meals, employer payments for the use of his or her personal car for business purposes, location adjustments or any other similar supplemental type of pay, voluntary or involuntary cashouts under the Paid Time Off (PTO) Program, and severance pay (even if such severance pay takes the form of continued payroll compensation after the Participant actually no longer is performing services for the Company).”
     3. Effective January 1, 2009, Section 1.22 is amended to read as follows:
“1.22 ‘Eligible Employee’ means any Employee maintained on the United States payroll of the Employer other than: (a) a leased employee within the meaning of Section 1.23, (b) any person who is included in a unit of employees covered by an agreement recognized for purposes of collective bargaining with the Employer, provided retirement benefits have been the subject of good faith bargaining and such bargaining does not provide for coverage under the Plan, and (c) an Employee who is a nonresident alien deriving no earned income from the Employer which constitutes income from sources within the United States. Notwithstanding any other provision of the Plan, the term ‘Eligible Employee’ shall not include any employee, independent contractor, leased employee or other individual unless such individual is contemporaneously treated by the Employer as an Employee for purposes of the Plan (without regard to any subsequent recharacterization or inconsistent determination made by any person or entity or by any court, agency or other authority with respect to such individual whenever effective).”
     4. Effective January 1, 2009, Section 1.25 is amended to read as follows:
“1.25 ‘Entry Date’ means each business day of the year.”
     5. Effective January 1, 2009, Section 2.1(c) is deleted, and Section 2.1(d), which was added by the Third Amendment to the Plan, is re-designated as Section 2.1(c).
     6. Effective January 1, 2008, Section 3.1(a)(5) is amended by the addition of the following at the end thereof:
“Notwithstanding the above, the election change procedures adopted by the Administrator may include an annual increase or similar program which permits Participants to increase their contribution elections by predetermined percentage points on predetermined dates.”
     7. Effective January 1, 2008, Section 3.7(b) is amended by revising the introductory paragraph and subparagraph (1) thereof to read as follows:
“(b) Distributions of Excess Contributions must be adjusted for the income (gain or loss) allocable to the Excess Contributions for the Plan Year for which such Excess Contributions were made, and shall not include any gain or loss after such Plan Year. The Administrator has the discretion to determine and allocate income using any of the methods set forth below:
     (1) The Administrator may use any reasonable method for computing the income allocable to Excess Contributions, provided that the method does not violate Section 401(a)(4) of the Code, is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participant Accounts.”
     8. Effective January 1, 2008, Section 3.7(b) is amended by deleting subparagraphs (3) and (4) thereof.
     9. Effective January 1, 2008, Section 3.9(b) is amended by revising the first sentence thereof to read as follows:
“(b) Distributions of Excess Aggregate Contributions must be adjusted for the income (gain or loss) allocable to the Excess Aggregate Contributions for the Plan Year for which such Excess Aggregate Contributions were made, and shall not include any gain or loss after such Plan Year.”

10. Effective January 1, 2008, Section 3.11 is amended to read as follows:
“3.11 Maximum Annual Additions
     (a) Notwithstanding anything to the contrary contained in this Plan, the total Annual Additions made on behalf of a Participant for any year will not exceed the limits imposed by Section 415 of the Code, as such limits may be adjusted from time to time. If Annual Additions on behalf of a Participant are allocated under this Plan and under another defined contribution plan, Annual Additions that must be restricted to comply with Section 415 of the Code shall first be restricted under the other plan. For purposes of this Plan, all provisions of Code Section 415 are hereby incorporated by reference.
     (b) Except to the extent permitted under Section 3.3 of the Plan and Section 414(v) of the Code (regarding catch-up contributions), the Annual Additions that may be contributed or allocated to a Participant’s Account under the Plan for any Limitation Year shall not exceed the lesser of: (i) $40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code, or (ii) 100 percent of the Participant’s Compensation, within the meaning of Section 415(c)(3) of the Code, for the Limitation Year.
     The compensation limitation expressed as a percentage in clause (ii) of the preceding paragraph shall not apply to an individual medical benefit account within the meaning of Section 415(1) of the Code or a post-retirement medical benefits account for a key employee within the meaning of Section 419A(d)(1) of the Code.
     (c) For purposes of this Section 3.11, “Annual Addition” means the amount allocated to a Participant’s Account during the Limitation Year that constitutes: Employer contributions; and Employee contributions; and forfeitures; and amounts described in Sections 415(l)(2) (medical accounts in pension or annuity plan), 419A(d)(3) (post-retirement medical benefits), or 419(e) (welfare benefit fund) of the Code.
          (1) Contributions do not fail to be Annual Additions merely because they are Excess Contributions (as defined in Section 1.28 of the Plan) or Excess Aggregate Contributions (as defined in Section 1.27 of the Plan), or merely because such Excess Contributions or Excess Aggregate Contributions are corrected through distribution. Mandatory employee contributions to a defined benefit plan are treated as contributions to a defined contribution plan. Annual Additions provided to an alternate payee (as defined in Code Section 414(p)(8)) of a Participant pursuant to a qualified domestic relations order (as defined in Code Section 414(p)(1)(A)) are treated as if they were provided to the Participant for purposes of applying the limitations of Code Section 415.
          (2) For the purpose of determining Annual Additions, Employee contributions shall not include any rollover contributions (as defined in Section 402(c), 403(a)(4), or 403(b)(8) of the Code), or any Employee contributions to a simplified employee pension allowable as a deduction under Section 219(a) of the Code. Annual Additions do not include the restoration of an Employee’s Account balance resulting from the Employee’s repayment of a prior distribution in accordance with Section 6.4(c) of the Plan. Annual Additions do not include repayments on Participant loans, or Excess Deferrals that are distributed in accordance with Section 3.10 of the Plan.
     (d) For purposes of Code Section 415, all defined contribution plans ever maintained by the Employer or a predecessor employer, whether terminated or not, under which the Participant receives Annual Additions shall be treated as a single plan.
     (e) In the event an Employer is a member of a group of employers which constitutes either a controlled group of corporations, as defined at Section 414(b) of the Code (as modified by Section 415(h) of the Code), a group of trades or businesses (whether or not incorporated) under common control as defined at Section 414(c) of the Code (as modified by Section 415(h) of the Code), an affiliated service group as defined at Section 414(m) of the Code, or any other entity required to be aggregated with the Employer pursuant to Section 414(o) of said Code, all such Employers shall be considered a single Employer for purposes of applying the limitations under Section 415 of said Code, as set forth in this Section 3.11. Furthermore, contributions made for a Participant are aggregated to the extent applicable under Section 414(n) of the Code.
     (f) In the event the limitation on Annual Additions established under this Section 3.11 is exceeded for any Limitation Year, any correction method permitted by the Employee Plans Compliance Resolution System published by the Internal Revenue Service may be utilized. As of the date this Amendment is adopted, such a correction shall be administered as follows:
          (1) The Plan shall distribute to the Participant a refund of After-Tax Contributions (and, to the extent required by the Code, gains attributable to those After-Tax Contributions), to the extent that the distribution would reduce the excess amounts in the Participant’s Account. These distributed amounts are disregarded for purposes of the actual contribution percentage test of Code Section 401(m)(2), and the actual deferral percentage test of Code Section 401(k)(3);
          (2) The Plan shall distribute to the Participant Elective Deferrals, and gains attributable to those Elective Deferrals, to the extent that the distribution would reduce the excess amounts in the Participant’s Account. These distributed amounts are treated as Excess Elective Deferrals pursuant to Section 3.10 herein, and are disregarded for purposes of Code Section 402(g), the actual deferral percentage test of Code Section 401(k)(3), and the actual contribution percentage test of Code Section 401(m)(2);
          (3) If, after the distributions provided in subparagraphs (1) and (2) are made, a Participant still has excess Annual Additions in any Limitation Year, the excess amounts shall be taken from Matching Contributions in the Participant’s Account and shall be held in an unallocated account to which investment gains or losses shall be credited. The funds in the unallocated account shall thereafter be allocated to the Accounts of the Participants in accordance with the provisions of Section 3.2 and no additional contributions shall be made by an Employer until all such funds held in such unallocated account have been allocated in full.
     (g) For purposes of applying the limitations of Code Section 415, “Compensation” shall mean wages as defined in Section 3401(a) of the Code and all other payments of compensation to an Employee by the Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Employee a written statement under Sections 6041(d) and 6051(a)(3) of the Code (wages, tips and other compensation box on form W-2), determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)).
     Notwithstanding the foregoing, Compensation for purposes of Section 415 of the Code shall include any amount that would be wages under the preceding paragraph but for an election under Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b).
     Compensation for purposes of this Section 3.11 of the Plan includes an amount that is excludable from the income of a Participant under Code Section 106 that is not available to the Participant in cash in lieu of group health coverage under a Code Section 125 arrangement solely because the Participant is unable to certify that the Participant has other health coverage. Such an amount will be treated as Compensation only if the Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.
     (h) Compensation for purposes of Section 415 of the Code means Compensation as defined in Section 3.11(g), which is paid during the Limitation Year and prior to severance from employment with the Employer unless provided otherwise below. For this purpose, amounts that are made available to an Employee (or, if earlier, includible in the gross income of the Employee) are treated as being paid to the Employee.
          (1) Notwithstanding the above, Section 415 Compensation for a Limitation Year includes amounts earned during that Limitation Year but not paid during that Limitation Year solely because of the timing of pay periods and pay dates if (a) such amounts are paid during the first few weeks of the next Limitation Year, (b) such amounts are included on a uniform and consistent basis with respect to all similarly situated Employees, and (c) no Section 415 Compensation is included in more than one Limitation Year.

          (2) Section 415 Compensation includes the following amounts paid after the Employee’s severance from employment with the Employer, provided such amounts are paid by the later of 2 1/2 months after severance from employment with the Employer or the end of the Limitation Year that includes the date of severance from employment with the Employer and are includible in the Employee’s gross income:
               (A) Regular compensation for services during the Employee’s regular working hours, or compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments that would have been paid to the Employee prior to a severance from employment if the Employee had continued in employment with the Employer;
               (B) Payment for unused accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if employment had continued; and
               (C) Payment received by an Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Employee at the same time if the Employee had continued in employment with the Employer.
          (3) Any payment that is not described in paragraph (1) or (2), above, is not considered Section 415 Compensation if paid after severance from employment with the Employer, even if it is paid within the time period described in paragraph (2). Thus, Section 415 Compensation does not include severance pay, or parachute payments within the meaning of Code Section 280G(b)(2), if they are paid after severance from employment with the Employer, and does not include post-severance payments under a nonqualified unfunded deferred compensation plan unless the payments would have been paid at that time without regard to the severance from employment.
     (i) If an Employer contributes to an Employee’s Account with respect to a prior Limitation Year due to the Employee’s qualified military service, in accordance with Section 3.13, such contribution is not considered an Annual Addition for the Limitation Year in which the contribution is made, but is considered an Annual Addition for the Limitation Year to which the contribution relates.
     (j) The dollar amounts under the foregoing limits shall automatically adjust annually for increases in the cost of living in accordance with Treasury Department Regulations, as provided in Section 415(d) of the Code.
     (k) The annual Compensation of each Participant taken into account for any Limitation Year shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the Limitation Year that begins with or within such calendar year.”
     11. Effective January 1, 2007, Section 4.3 is amended by the addition of the following thereto:
“Notwithstanding the above, the Administrator shall furnish a pension benefit statement at least once each calendar quarter to a Participant or Beneficiary who has the right to direct the investment of assets in his or her Account, in accordance with the provisions of Section 508 of the Pension Protection Act of 2006, as it may be amended from time to time.”
     12. Effective January 1, 2007, Section 5.2 is amended by revising the second sentence thereof to read as follows:
“If a Participant fails to make an election pursuant to this Section 5.2, all of his Accounts shall be invested in a “qualified default investment alternative” described in ERISA Section 404(c)(5) and related regulations, or such other Fund that the Administrator determines, in its sole discretion, is consistent with the prudent discharge of its fiduciary duties.”
     13. Effective December 1, 2008, Section 5.2 is amended to read as follows:
     “5.2 Investment of Participant Accounts
(a) A Participant may, in accordance with applicable administrative procedures, specify the percentages of his Accounts that shall be invested in each Fund maintained under the Plan, subject to subsection (b) below.
(b) A Participant’s investment in the Ingram Micro Stock Fund shall comply with the provisions of Code Section 401(a)(35), Proposed Treasury Regulation Section 1.401(a)(35)-1, and any subsequent guidance of general applicability, as follows:
     (1) Not more than 25% of new contributions allocated to a Participant’s Account may be invested in the Ingram Micro Stock Fund.
     (2) A Participant shall not be permitted to transfer assets into the Ingram Micro Stock Fund from any other Fund to the extent that such transfer would cause the percentage of the Participant’s Account invested in the Ingram Micro Stock Fund to exceed 25%.
     (3) A Participant whose Account is more than 25% invested in the Ingram Micro Stock Fund because of investments elected before December 1, 2008, changes in the market value of the Funds, or any other reason, shall not be required to transfer assets out of the Ingram Micro Stock Fund, provided that the Participant has complied with paragraphs (1) and (2), above, on and after December 1, 2008.

     (4) Notwithstanding the above, the Plan may impose a restriction or condition on the acquisition or divestiture of the Ingram Micro Stock Fund that is either required in order to ensure compliance with applicable securities laws or is reasonably designed to ensure compliance with applicable securities laws. Therefore, a Participant who is subject to Rule 16b-3 of the Securities and Exchange Commission or who is designated by the Employer as a window group person may only be permitted to transfer contributions into or out of the Ingram Micro Stock Fund during a special open window period established by the Employer.
     (5) Except as provided in paragraph (4), above, a Participant may, in accordance with applicable administrative procedures, transfer assets from the Ingram Micro Stock Fund to another Fund without restrictions.
(c) If a Participant fails to make an investment election pursuant to Section 5.2(a), all of his Accounts shall be invested in a “qualified default investment alternative” described in ERISA Section 404(c)(5) and related regulations, or such other Fund that the Administrator determines, in its sole discretion, is consistent with the prudent discharge of its fiduciary duties. Furthermore, to the extent that a Participant’s election to invest new contributions in the Ingram Micro Stock Fund on or after December 1, 2008, should exceed the limit set forth in Section 5.2(b)(1), the excess amount shall be invested in a “qualified default investment alternative” described in ERISA Section 404(c)(5) and related regulations, or such other Fund that the Administrator determines, in its sole discretion, is consistent with the prudent discharge of its fiduciary duties.”
     14. Effective December 1, 2008, Section 5.5 is amended to read as follows:
     “5.5 Transfer Among Funds
A Participant may, in accordance with applicable administrative procedures and subject to any restrictions that may be imposed by particular Funds or by Section 5.2 of the Plan, elect to transfer all or a portion of the balance in all of his Accounts between and among Funds as of any Valuation Date. The Employer, however, reserves the right, in its sole discretion, to implement reasonable restrictions on a Participant’s right to transfer among Funds.
A Participant who is subject to Rule 16b-3 of the Securities and Exchange Commission or who is designated by the Employer as a window group person may only be permitted to transfer contributions into or out of the Ingram Micro Stock Fund during an open window period established by the Employer.”

15. Effective January 1, 2009, Section 7.2 is amended to read as follows:
“7.2 Rollover Contribution Account and After-Tax Contribution Account Withdrawals
A Participant may, in accordance with applicable administrative procedures, request a withdrawal of all or any portion of his Rollover Contribution Account and/or his After-Tax Contribution Account at any time.”
16. Effective January 1, 2009, Section 7.3 is amended to read as follows:
“7.3 Age 59 1/2 Withdrawals
A Participant who has attained age 59 1/2 may, in accordance with applicable administrative procedures, request a withdrawal of all or any portion of his vested Account. A withdrawal pursuant to this Section 7.3 shall not affect the Participant’s continued participation in the Plan.”
     17. Effective January 1, 2009, Section 7.4(a) is amended by deleting the final sentence thereof, in order to remove the maximum of two Hardship withdrawals in each calendar year.
     18. Effective January 1, 2009, the third paragraph of Section 7.5(h) is amended to read as follows:
“The requirement that loan repayments be made on an amortized basis, not less frequently than quarterly, may be suspended for up to one year while a Participant is on a leave of absence approved by the Employer, either without pay or at a rate of pay (after income and employment tax withholding) that is less than the amount of the installment payments required under the terms of the Participant loan. In the event the Participant loan does not already have the maximum permitted term (180 months for a home loan within the meaning of Section 72(p)(2)(B)(ii) of the Code, or 60 months for any other loan), the term of the loan may be extended by the length of the leave of absence, but not beyond the maximum permitted term measured from the date the loan was originally made. In the case of a Participant loan that was originally made for the maximum permitted term, the suspension of loan payments shall not extend the due date of the Participant loan beyond the due date in effect immediately prior to the leave of absence and the installments due after the leave of absence ends (or, if earlier, after the first year of the leave of absence) must not be less than the installments required under the terms of the original loan.”
     19. Effective January 1, 2007, Section 8.3 is amended by revising the third sentence thereof to read as follows:
“Such consent form shall include a description of the Participant’s right, if any, to defer receipt of a distribution and the consequences of failing to defer such receipt, and such consent must be obtained not more than 180 days before the commencement of the distribution of any part of the Participant’s vested Account balance.”

     20. Effective for distributions on or after January 1, 2009, Section 8.7 is amended by the addition of the following thereto:
     “(g) Direct Transfer by Non-Spouse Beneficiary
A non-Spouse Beneficiary of a Participant’s death benefits may authorize a direct transfer to an individual retirement account described in Code Section 408(a) or an individual retirement annuity described in Code Section 408(b), in accordance with Code Section 402(c)(11) as added by the Pension Protection Act.”
     21. Effective August 17, 2007, Section 13.4(b) is amended by the addition of the following thereto:
“A domestic relations order shall not fail to be a qualified domestic relation order solely because (i) the order is issued after, or revises, another domestic relations order or qualified domestic relation order, or (ii) of the time at which it is issued.”
IN WITNESS WHEREOF, this Fifth Amendment is executed on the date set forth below.

INGRAM MICRO INC.

By:	/s/ Lynn Jolliffe

Title:	SVP HR

Date:	11/17/08